Exhibit 99.1

MARATHON OIL CORPORATION PROVIDES

THIRD QUARTER 2005 INTERIM UPDATE

HOUSTON, October 5, 2005 – Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions which occurred during the third quarter 2005 that could impact the company’s quarterly financial results.  The market indicators and company estimates noted below and in the attached schedule may differ significantly from the actual third quarter results. The company will report actual results on October 27, 2005. Details concerning the company’s earnings conference call and webcast are noted at the end of this release.

Exploration and Production

Marathon estimates oil and natural gas production available for sale for the third quarter will be approximately 318,000 barrels of oil equivalent per day (boepd), below the previous guidance of 322,000 to 342,000 boepd.  Approximately 20,000 boepd of production was deferred in the third quarter due to weather-related downtime in the Gulf of Mexico.  As a result of the timing of international crude oil liftings, primarily in the United Kingdom, production sold during the third quarter is expected to be approximately 289,000 boepd.

Currently, Marathon’s Gulf of Mexico production is approximately 32,000 boepd with approximately 28,000 boepd remaining shut-in due to storm related damage.  The restart of operated and non-operated oil and gas production is primarily dependent upon the availability of pipelines and shore-based facilities which were affected by the storms. The cost to repair facilities in which Marathon has an interest is expected not to be significant.

As shown in the attached table, crude oil and natural gas market price indicators have remained strong during the third quarter. However, as it relates to lower 48 gas price realizations, increases in Henry Hub pricing outpaced the pricing points for non-Gulf Coast area production such as the Rockies and Mid-Continent regions.  In addition, bid week natural gas prices lagged the increase in spot natural gas prices as a result of the sharp run up in prices in September following the hurricanes.  Marathon’s actual crude oil and natural gas price realizations also vary from these market indicators primarily due to product quality and location differentials.

Estimated third quarter exploration expense remains unchanged from previous guidance of between $60 and $80 million.

During the third quarter 2005, the non-cash mark-to-market loss on two long-term gas sales contracts related to Marathon’s Brae gas production is expected to total approximately $82 million.  Due to the volatility of the forward gas sales curve in the United Kingdom, Marathon will continue to exclude these non-cash market-to-market gains and losses related to these United Kingdom contracts from “net income adjusted for special items.”

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast strengthened during the quarter as compared to the second quarter 2005 and were significantly higher than third quarter 2004 as reflected in the attached table. A significant portion of the increase occurred in September as a result of Hurricanes Katrina and Rita which also reduced throughputs at the company’s refineries.  However, sales realizations on the company’s entire refined product slate did not increase as rapidly as the changes in the spot prices of gasoline and distillate in the U.S. Gulf Coast and Chicago markets.  Consequently, the company’s actual refining and wholesale marketing margin will likely be lower than these market indicators would normally suggest.

Crude run rates remained strong in July and August averaging 997,000 barrels per day (bpd). The company estimates that crude runs for the quarter will average approximately 975,000 bpd. In September, the company’s Garyville, Louisiana, (248,000 bpd capacity) and Texas City, Texas, (72,000 bpd capacity) refineries were each down approximately one week due to the hurricanes.  In addition, the production at the company’s Midwest refineries was affected by the uncertainty regarding the availability of crude oil supplies due to Hurricane Katrina.  The hurricane repair costs to the company’s refining, marketing and transportation operations resulting from these storms is believed to not be significant.

As a result of the final stage of construction and maintenance for the Detroit refinery expansion project, the refinery shut down normal refining operations starting September 29 and is expected to restart normal operations in mid November.  This expansion project will increase the refinery’s crude oil refining capacity from 74,000 bpd to 100,000 bpd.

Centennial Pipeline, a joint venture of Marathon Petroleum Company LLC and TEPPCO Partners L.P., was shut down on September 24 as a result of Hurricane Rita. The 26-inch petroleum product pipeline that stretches from Beaumont, Texas, to Creal Springs, Illinois, is operating at normal capacity following its restart on October 1.

The Speedway SuperAmerica LLC gasoline and distillate gross margin averaged approximately 11 cents per gallon in the first two months of the third quarter 2005, down slightly from both the third quarter 2004 and second quarter 2005.  Retail margins in September were negatively affected due to the steep run up in wholesale prices late in the quarter.

Sour crude oil differential markers in the current quarter averaged approximately $9.52 compared to $7.77 in the same quarter last year. Approximately 60 percent of the crude oil the company processes in its refineries is sour grade crudes.

Unallocated Administrative Expense

Administrative expense for the quarter, excluding costs related to equity-based compensation (primarily stock appreciation rights), is now expected to be approximately $70 to $80 million versus the previous guidance of $65 to $70 million.   The increase primarily results from our previously announced contributions to hurricane relief efforts.  Non-cash equity-based compensation expense is estimated to be $35 to $40 million for the third quarter. This non-cash expense is a result of the approximately $15.50 per share increase in Marathon’s common stock price during the quarter.

Earnings Release Date and Conference Call Information

Marathon will report its third quarter 2005 results on October 27, 2005.  The company also will conduct a conference call with analysts on that same day at 2 p.m. EDT.  The call will cover third quarter 2005 financial results and may include forward-looking information.  Interested parties can listen to this call by accessing the Marathon Oil Corporation Web site at www.marathon.com and then clicking on the Third Quarter 2005 Financial Results Conference Call link. Replays of the conference call will be available on the Web site through

November 10, 2005. Financial information, including earnings releases and other investor-related material, also is available online.

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This release contains forward-looking statements with respect to the estimated levels of the company’s worldwide liquid hydrocarbon and natural gas production, estimated exploration expenses, an U.K. mark-to-market loss, crude run rates, the anticipated timing to restart operations at the Detroit refinery, crude oil in-transit charges and administrative expenses.  These are preliminary estimates and are therefore subject to change.  Actual results may differ materially from the estimates given in this update.  Some factors that could affect the timing to restart operations at the Detroit refinery include availability of materials and labor, unforeseen hazards such as weather conditions, and other risks customarily associated with construction projects. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and in subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contact:	Paul Weeditz	713-296-3910

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Select Operating and Financial Data (unaudited)

(Millions of dollars unless otherwise noted)

	3Q	2Q	July-Aug.	3Q
	2004 Actual	2005 Actual	2005 Actual	2005 Actual
Exploration and Production (E&P)
Sales
Domestic – Liquids (MBPD)	80.7	85.5	80.5	—
Domestic – Gas (MMCFD)	598.0	579.2	577.1	—
International – Liquids (MBPD)	75.9	133.6	93.1	—
International – Gas (MMCFD)	303.2	313.4	248.7	—
MBOED	306.8	367.9	311.2	—

Marker Prices
NYMEX prompt WTI oil price ($/BBL)	43.89	53.22	62.22	63.31
Spot natural gas ($/MMBTU)	5.58	6.96	8.57	9.73
Bid Week natural gas price ($/MMBTU)	5.75	6.74	7.32	8.53

Average Sales Proceeds Excluding Derivatives
Liquids
Domestic ($/BBL)	35.56	42.22	52.58	—
International ($/BBL)	37.07	44.93	49.17	—
Natural Gas
Domestic ($/MCF)	4.76	5.76	6.08	—
International ($/MCF)	2.79	3.22	3.03	—

Refining, Marketing and Transportation
Chicago 3-2-1 crack spread ($/BBL)	7.70	10.88	13.54	17.29
Gulf 3-2-1 crack spread ($/BBL)	6.71	10.05	11.70	18.01

*Sour Differential ($/ BBL)	(7.77)	(10.72)	(9.12)	(9.52)

Refinery Runs:
Crude Oil Refined (MBPD)	977.1	1,011.9	997.2	—
Other Charge & Blend Stock (MBPD)	146.3	174.6	205.6	—
Total (MBPD)	1,123.4	1,186.5	1,203	—

Crude oil capacity utilization (%)	103	107	105	—
Consolidated refined products sold (MBPD)	1,436.2	1,477.2	1,488	—

SSA gasoline and distillate sales (MMGal)	794	822	567	—
SSA gross margin (gasoline and distillates) ($/gal)	0.1185	0.1211	.1109	—
SSA merchandise gross margin ($million)	154	163	108	—

BBL – barrel

MMBTU – million British Thermal Units

MCF - thousand cubic feet

MBPD - thousand barrels per day

MBOED - thousand barrels of oil equivalent per day

MMGal - millions of gallons

MMCFD - million cubic feet per day

* 15% Bow River, 15%Maya, 35% Kuwait Medium, 35% Arab Medium